Exhibit 5.1

1345 AVENUE OF THE AMERICAS, 11th FLOOR
NEW YORK, NEW YORK 10105
TELEPHONE: (212) 370-1300
FACSIMILE: (212) 370-7889
www.egsllp.com

February 24, 2014

Dipexium Pharmaceuticals, LLC

74 Broad Street

New York, New York 10004

Re:                             Registration Statement on Form S-1

Gentlemen:

We have acted as counsel to Dipexium Pharmaceuticals, LLC, a Delaware limited liability company (“Dipexium LLC”), in connection with a Registration Statement on Form S-1 (No. 333-193780), as amended (the “Registration Statement”), filed by Dipexium LLC with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended.  Prior to the sale of the Shares (as hereafter defined), Dipexium LLC will be converted into a Delaware corporation and will be named Dipexium Pharmaceuticals, Inc. (the “Company”).

The Registration Statement relates to the registration of the sale by the Company of up to $34.5 million worth of shares of the Company’s common stock, par value $0.001 per share (the “Shares”).  We understand that the Shares are to be sold to the underwriters named in the Registration Statement for resale to the public as described in the Registration Statement and pursuant to an underwriting agreement, substantially in the form of which is filed as an exhibit to the Registration Statement, to be entered into by and among the Company and such underwriters (the “Underwriting Agreement”).

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued and paid for in accordance with the terms of the Underwriting Agreement and as described in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.  In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.  We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP